Exhibit 99

For Immediate Release

Allstate Reports 2003 First Quarter Net Income of $665 Million,
40% Increase in Operating Income EPS,
Combined Ratio Improves 6 Points

NORTHBROOK, Ill., April 15, 2003—The Allstate Corporation (NYSE: ALL) today reported for the first quarter of 2003:

Consolidated Highlights

	Quarter Ended March 31,
			Change
($ in millions, except per share amounts and ratios)	Est. 2003	2002	$ Amt		%
Consolidated revenues	7,861	7,298	563		7.7
Net income	665	95	570		—
Net income per diluted share	0.94	0.14	0.80		—
Operating income[1]	673	488	185		37.9
Operating income per diluted share[1]	0.95	0.68	0.27		39.7
Property-Liability combined ratio	93.1	99.2	(6.1)	pts	—
Book value per diluted share	25.42	23.66	1.76		7.4
  •
  Operating income increased sequentially for the 3rd consecutive quarter to $673 million and Operating income per diluted share was $0.95.

  •
  Property-Liability Premiums earned increased $295 million or 5.2% to $6.0 billion from $5.7 billion in first quarter of 2002. While total Premiums written1 grew 3.9%, the core lines grew at a faster pace in the quarter, with the Allstate brand standard auto and homeowners lines growing 4.7% and 10.6% respectively, reflecting our focus on profitable growth.

  •
  Catastrophe losses increased 20.9% compared to the first quarter of 2002 to $133 million, but still significantly below the historical average.

  •
  Property-Liability Underwriting income1 increased $370 million to $413 million from $43 million in the first quarter of 2002 due to higher premiums earned, lower mold losses, and lower prior year reserve strengthening, partially offset by higher operating expenses. The combined ratio improved 6.1 points.

  •
  Revised guidance for operating income for 2003 per diluted share (excluding restructuring charges and assuming the level of average expected catastrophe losses used in pricing) is $3.35 to $3.50 compared with the previous guidance of $3.20 to $3.40 per diluted share.1

Measures used in this release that are not based on generally accepted accounting principles ("non-GAAP") are defined and reconciled to the most directly comparable GAAP measure and operating measures are defined in the Definitions of Non-GAAP and Operating Measures section of this document.

        "We are extremely pleased with our results this quarter," said chairman, president and CEO Edward M. Liddy. "Our Property-Liability business is clearly performing well, and benefiting from the targeted management actions we implemented across the business over the last two years. Our Allstate auto and homeowners lines are hitting their return targets. Our strategic risk management (SRM) process is working well and is enabling us to attract excellent customers whom we expect to retain for the long term.

        "In early 2002, we told investors that it would take between two and seven quarters to return the homeowners line to acceptable profitability. Now that we have delivered on that statement, we remain committed to the disciplined pricing strategy that enabled this result. We will continue to focus on taking rate increases that support our projected loss cost trends and return targets.

        "In the quarter, the profitability of our auto insurance line continued to improve significantly. We saw claim frequencies continue to trend downward, offsetting modest increases in claims severity. The retention rate in our Allstate standard auto book of business is also trending positively. We intend to maintain the momentum we have achieved through our successful use of SRM and well-executed underwriting actions and to take rate increases as they become necessary.

        "While the lower growth in Premiums written is the result of actions taken to intentionally slow growth, we are getting excellent bottom line results and we are comfortable with our ability to grow profitably in those markets that offer the opportunity to generate acceptable returns. The pace of decline in policies-in-force (PIF) has slowed, with 23 states already having showed a sequential increase in PIF in the Allstate standard auto line while 28 states showed a sequential increase in Allstate homeowners. Our PIF rate is on pace with our expectation of sequential quarter over quarter increases by the end of the year. We will increase our marketing spending in the coming quarters to drive more business to our agents' offices and compete for a broader section of the available market.

        "Lastly, our personal lines business benefited from generally mild weather, with catastrophes coming in significantly below the historical averages, but 21% over the first quarter of 2002.

        "The story is a bit different for Allstate Financial. That business continues to deal with a very difficult economic environment that has been plagued with weakness in the U.S. economy and geopolitical uncertainty. However, operating income decreased by 42.7% from the first quarter of 2002 to $82 million primarily due to a $53 million after-tax accelerated amortization of deferred policy acquisition costs (DAC) as a result of significantly lowering the future rate of return assumption on funds supporting our variable annuity contracts. Resetting this assumption substantially lessens the likelihood of additional variable annuity DAC unlocking in the future.

        "We saw continued good sales of our Treasury-linked and other fixed annuities and our workplace products in the first quarter of 2003 as compared to the same period last year, but a lackluster stock market continued to depress variable annuity sales. New sales of financial products by Allstate exclusive agencies1 were $350 million during the first quarter of 2003, an increase of 46.4% over the first quarter of 2002. Bank channel sales continued to shift to a broader range of investment-oriented products. With funding agreement sales down from the prior year and the continued pricing discipline maintained for all product lines, total Premiums and deposits1 were 10.5% below the first quarter of 2002.

        "Following our strong underwriting performance for the first quarter and the improved quality of our book of business, we are increasing our 2003 guidance for Operating income per diluted share. We are now forecasting 2003 Operating income per diluted share in a range between $3.35 and $3.50 (excluding restructuring charges and assuming the level of average annual expected catastrophes losses used in pricing) compared with the previous estimate of $3.20 to $3.40."

Summary of Consolidated Results

	Quarter Ended March 31,
			Change
($ in millions except per share amounts)
	Est. 2003	2002	Amt	%
Consolidated revenues	$7,861	$7,298	$563	7.7	Higher Premiums earned in Property-Liability and Allstate Financial, higher Net investment income, and lower realized capital losses.
Operating income	673	488	185	37.9	Increase in Property-Liability Underwriting income, after-tax of $239, $61 of lower Allstate Financial Operating income.
Realized capital gains and losses, after-tax	(5)	(64)	59	(92.2)	See the Components of Realized capital gains and losses (pretax) table.
Cumulative effect of change in accounting principle, after-tax	—	(331)	331	(100.0)	Adoption of SFAS No. 142 for goodwill impairment in 2002.
Net income	665	95	570	—	Increased Operating income, lower realized capital losses, and 2002 accounting change.
Net income per share (diluted)	0.94	0.14	0.80	—
Operating income per share (diluted)	0.95	0.68	0.27	39.7	Compared to First Call mean estimate of $0.78, with a range of $0.74 to $0.84.
Weighted average shares outstanding (diluted)	705.2	713.8	(8.6)	(1.2)	During the first quarter of 2003, Allstate purchased 1.7 million shares of its stock for $53.7 million, or an average cost per share of $31.53.
Net income return on equity[1]	9.8	4.4	5.4 pts	—	Higher Net income and a sequential increase over the prior 5 quarters.
Operating income return on equity[1]	14.8	9.2	5.6 pts	—	Higher Operating income and a sequential increase over the prior 5 quarters.
Book value per diluted share	25.42	23.66	1.76	7.4
					At March 31, 2003 and 2002 the effect of unrealized gains and losses on fixed income securities, after-tax, totaling $2.34 billion and $1.06 billion, respectively, increased book value per diluted share by $3.32 and $1.48, respectively.
  •
  Book value per diluted share is up 2.7% over December 31, 2002.

Property-Liability Highlights

	Quarter Ended March 31,
			Change
($ in millions, except ratios)
	Est. 2003	2002	Amt		%
Property-Liability Premiums written	$5,937	$5,716	$221		3.9	See the Property-Liability Premiums Written by market segment and the Net rate changes approved tables.
Property-Liability revenues	6,444	6,088	356		5.8	Premiums earned up $295 and 5.2%.
Net investment income	408	399	9		2.3	Higher portfolio balances from positive cash flows from operations
Underwriting income	413	43	370		—	Higher Premiums earned, lower mold losses, less prior year reserve strengthening, higher operating expenses.
Operating income	618	374	244		65.2	Underwriting income after-tax up $239.
Realized capital gains and losses, after-tax	27	(12)	39		—	See the Components of realized capital gains and losses (pretax) table.
Cumulative effect of change in accounting principle, after-tax	—	(48)	48		(100.0)	Adoption of SFAS No. 142 for goodwill impairment in 2002.
Net income	645	319	326		102.2	Higher Operating income, realized capital gains and 2002 accounting change.
Catastrophe losses	133	110	23		20.9	Lower than historical experience as a result of favorable weather.
Combined ratio before impact of catastrophes	90.9	97.3	(6.4)	pts	—	See the Effect of prior year reserve reestimates on the combined ratio table.
Impact of catastrophes	2.2	1.9	0.3	pts	—
Combined ratio	93.1	99.2	(6.1)	pts	—	Includes the Allstate Protection Combined ratio of 92.5 compared to 99.2 in the first quarter of 2002.
  •
  Allstate brand standard auto and homeowners policies-in-force (PIF) decreased 0.7% and increased 0.1% from December 31, 2002 levels, respectively. For Allstate brand standard auto, 29 states representing 76% of our PIF had positive sequential growth or slowing levels of decline and 23 of those states, representing 46% of the PIF, which had positive sequential growth. The states of California and Texas showed a slowing level of decline in the quarter, while the state of Florida continued to decline.

    For Allstate brand homeowners, 28 states representing 67% of the PIF had positive sequential growth. The states of California and Florida both showed positive sequential growth during the quarter, while the state of Texas showed a slowing level of decline.

  •
  Allstate brand has achieved targeted profitability in most states and plans to increase marketing and advertising expenditures, invest in agency productivity such as new sales and retention, while continuing the implementation of strategic risk management practices.

  •
  Operating expenses increased as a result of employee related benefit and incentive expenses, accruals for charitable contributions and advertising.

Allstate Financial Highlights

	Quarter Ended March 31,
			Change
($ in millions)
	Est. 2003	2002	Amt	%
Premiums and deposits	$2,496	$2,790	$(294)	(10.5)	Continued strong fixed annuity sales Lower sales of variable annuities and institutional products. (See the Allstate Financial Premiums and deposits table.)
Allstate Financial GAAP Revenues	1,402	1,194	208	17.4	Higher Life and annuity premiums and Net investment income.
Operating income	82	143	(61)	(42.7)	Higher investment margin, lower mortality margins, accelerated amortization of DAC totaling $53 after-tax and higher operating expenses.
Realized capital gains and losses after-tax	(32)	(52)	20	(38.5)	See the components of realized capital gains and losses table.
Cumulative effect of change in accounting principle, after-tax	—	(283)	283	(100.0)	Adoption of SFAS No. 142 for goodwill impairment in 2002.
Net income	50	(192)	242	(126.0)	Lower Operating income, lower realized capital losses, and 2002 accounting change.
  •
  In the first quarter of 2003, we performed our annual comprehensive evaluation of the assumptions used in our DAC amortization models for all investment products, including variable and fixed annuities and universal life insurance products. We concluded that due to the sustained poor performance of the equity markets coupled with an expectation of moderate future performance due to continuing weakness in the U.S. economy and uncertainty in the geopolitical environment, it was no longer reasonably possible that the variable annuity fund returns would revert to the expected long term mean within the time horizon used in our reversion to the mean model. As a result, we unlocked our DAC assumptions as of March 31, 2003 for all investment products.

    The unlocking of DAC assumptions in the first quarter resulted in an aggregate acceleration of DAC amortization amounting to $89 million before tax and other recoveries, which included $124 million of pre-tax acceleration associated with variable annuities partially offset by the effect of favorable investment margins on fixed annuities and favorable persistency on universal life products. The most significant assumption changes were resetting our variable annuity reversion to the mean calculation as of March 31, 2003, such that future equity market performance during the five year reversion period was reduced from 13.25% to the long-term assumed return of 8% after fees, and increasing the assumed lapse rate on variable annuity contracts. We will continue to employ a seven-year reversion evaluation process in succeeding periods with an assumed long-term return after fees of 8%, a reversion to the mean floor of 0% and a revised lower cap of 12.75%.

    We believe that as a result of this unlocking, the carrying value of the variable annuity DAC asset is appropriate for the current economic environment. With moderate movements in the equity markets, the likelihood of future DAC unlocking is substantially reduced since the projected return in the mean reversion period is no longer at the maximum.

  •
  For substantially all new variable products issued after January 1, 2003, Allstate Financial is entering into various derivative instruments to hedge variable annuity guaranteed minimum death benefits (GMDB) during the entire lifetime of these contracts. For inforce variable annuities issued prior to 2003, a portion of the GMDB risk is hedged through December 31, 2003.

    Net cash payments for Allstate Financial's variable annuity GMDB were $21 million for the first quarter of 2003, net of reinsurance, hedging gains and losses, and other contractual arrangements. This is $10 million above the first quarter of 2002, but similar to the fourth quarter of 2002.

  •
  Fixed annuities and life insurance products in force continued to perform well in the first quarter with attractive investment spreads and better than expected persistency. The weighted average interest crediting rate on fixed annuity and interest-sensitive life products inforce, excluding market value adjusted annuities, was approximately 120 basis points more than the underlying long term guaranteed rates on these products.

  •
  Operating expenses increased as a result of employee related benefit expenses, investments in technology and higher non-deferrable commissions.

THE ALLSTATE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
($ in millions except per share data)	Est. 2003	2002	Percent Change
Revenues
Property-liability insurance premiums	$5,999	$5,704	5.2
Life and annuity premiums and contract charges	639	538	18.8
Net investment income	1,225	1,159	5.7
Realized capital gains and losses	(2)	(103)	(98.1)

Total revenues	7,861	7,298	7.7

Costs and expenses
Property-liability insurance claims and claims expense	4,151	4,369	(5.0)
Life and annuity contract benefits	530	376	41.0
Interest credited to contractholder funds	453	429	5.6
Amortization of deferred policy acquisition costs	1,013	885	14.5
Operating costs and expenses	753	640	17.7
Restructuring and related charges	23	20	15.0
Interest expense	67	69	(2.9)

Total costs and expenses	6,990	6,788	3.0

Gain on disposition of operations	—	7	(100.0)
Income from operations before income tax expense, dividends on preferred securities and cumulative effect of change in accounting principle, after-tax	871	517	68.5
Income tax expense	203	88	130.7

Income before dividends on preferred securities and cumulative effect of change in accounting principle, after-tax	668	429	55.7
Dividends on preferred securities of subsidiary trust	(3)	(3)	—
Cumulative effect of change in accounting principle, after-tax	—	(331)	(100.0)

Net income	$665	$95	—

Net income per share—Basic	$0.95	$0.14

Weighted average shares—Basic	703.3	711.7

Net income per share—Diluted	$0.94	$0.14

Weighted average shares—Diluted	705.2	713.8

THE ALLSTATE CORPORATION
CONTRIBUTION TO INCOME

	Three Months Ended March 31,
($ in millions except per share data)	Est. 2003	2002	Percent Change
Contribution to income
Operating income	$673	$488	37.9
Realized capital gains and losses	(5)	(64)	(92.2)
Gain on disposition of operations	—	5	(100.0)
Dividends on preferred securities of subsidiary trust	(3)	(3)	—
Cumulative effect of change in accounting principle	—	(331)	(100.0)

Net income	$665	$95	—

Operating income before the impact of restructuring and related charges	$688	$501	37.3

Income per share (Diluted)
Operating income	$0.95	$0.68	39.7
Realized capital gains and losses	(0.01)	(0.09)	(88.9)
Gain on disposition of operations	—	0.01	(100.0)
Dividends on preferred securities of subsidiary trust	—	—	—
Cumulative effect of change in accounting principle	—	(0.46)	(100.0)

Net income	$0.94	$0.14	—

Operating income before the impact of restructuring and related charges	0.98	0.70	40.0

Book value per share—Diluted	$25.42	$23.66	7.4

THE ALLSTATE CORPORATION
COMPONENTS OF REALIZED CAPITAL GAINS AND LOSSES (PRETAX)

	Three Months Ended March 31, 2003 (Est.)
($ in millions)	Property- Liability	Allstate Financial	Corporate and Other	Total
Valuation of derivative instruments	$(6)	$(5)	$—	$(11)
Settlements of derivative instruments	8	2	—	10
Sales	60	23	—	83
Investment write-downs	(25)	(59)	—	(84)

Total	$37	$(39)	$—	$(2)

	Three Months Ended March 31, 2002
($ in millions)	Property- Liability	Allstate Financial	Corporate and Other	Total
Valuation of derivative instruments	$(14)	$(22)	$—	$(36)
Settlements of derivative instruments	(6)	1	—	(5)
Sales	23	(40)	(1)	(18)
Investment write-downs	(18)	(26)	—	(44)

Total	$(15)	$(87)	$(1)	$(103)

*
Sales of fixed income securities resulted from actions taken to reduce our credit exposure to certain issuers or industries, to take advantage of tax carryforwards, and to provide liquidity for the purchase of investments which better meet our investment objectives.

THE ALLSTATE CORPORATION
SEGMENT RESULTS

	Three Months Ended March 31,
($ in millions except ratios)	Est. 2003	2002
Property-Liability
Premiums written	$5,937	$5,716

Premiums earned	$5,999	$5,704
Claims and claims expense	4,151	4,369
Amortization of deferred policy acquisition costs	827	783
Operating costs and expenses	585	489
Restructuring and related charges	23	20

Underwriting income	413	43

Net investment income	408	399
Income tax expense on operations	203	68

Operating income	618	374
Realized capital gains and losses, after-tax	27	(12)
Gain on disposition of operations, after-tax	—	5
Cumulative effect of change in accounting principle, after-tax	—	(48)

Net income	$645	$319

Catastrophe losses	$133	$110

Operating ratios
Claims and claims expense ratio	69.2	76.6
Expense ratio	23.9	22.6

Combined ratio	93.1	99.2

Effect of catastrophe losses on combined ratio	2.2	1.9

Effect of restructuring and related charges on combined ratio	0.4	0.4

Effect of Discontinued Lines and Coverages on combined ratio	0.6	—

Allstate Financial
Premiums and deposits	$2,496	$2,790

Investments including
Separate Account assets	$68,211	$61,662

Premiums and contract charges	$639	$538
Net investment income	802	743
Contract benefits	530	376
Interest credited to contractholder funds	453	429
Amortization of deferred policy acquisition costs	172	108
Operating costs and expenses	168	150
Income tax expense on operations	36	75

Operating income	82	143
Realized capital gains and losses, after-tax	(32)	(52)
Cumulative effect of change in accounting principle, after-tax	—	(283)

Net income (loss)	$50	$(192)

Corporate and Other
Net investment income	$15	$17
Operating costs and expenses	67	70
Income tax benefit on operations	(25)	(24)

Operating loss	(27)	(29)
Dividends on preferred securities of subsidiary trust	(3)	(3)

Net loss	$(30)	$(32)

Consolidated net income	$665	$95

THE ALLSTATE CORPORATION
UNDERWRITING RESULTS BY AREA OF BUSINESS

	Three Months Ended March 31,
($ in millions except ratios)	Est. 2003	2002	Percent Change
Consolidated Underwriting Summary
Allstate Protection	$451	$47	—
Discontinued Lines and Coverages	(38)	(4)	—

Underwriting income	$413	$43	—

Allstate Protection Underwriting Summary
Premiums written	$5,936	$5,713	3.9

Premiums earned	$5,997	$5,701	5.2
Claims and claims expense	4,113	4,366	(5.8)
Amortization of deferred policy acquisition costs	827	783	5.6
Other costs and expenses	583	485	20.2
Restructuring and related charges	23	20	15.0

Underwriting income	$451	$47	—

Catastrophe losses	$133	$110

Operating ratios
Claims and claims expense ratio	68.6	76.6
Expense ratio	23.9	22.6

Combined ratio	92.5	99.2

Effect of catastrophe losses on combined ratio	2.2	1.9

Effect of restructuring and related charges on combined ratio	0.4	0.4

Discontinued Lines and Coverages Underwriting Summary
Premiums written	$1	$3	(66.7)

Premiums earned	$2	$3	(33.3)
Claims and claims expense	38	3	—
Other costs and expenses	2	4	(50.0)

Underwriting loss	$(38)	$(4)	—

THE ALLSTATE CORPORATION
PROPERTY-LIABILITY PREMIUMS WRITTEN BY MARKET SEGMENT

	Three Months Ended March 31,
($ in millions)	Est. 2003	2002	Percent Change
ALLSTATE BRAND
Standard auto	$3,344	$3,195	4.7
Non-standard auto	531	627	(15.3)
Involuntary auto	50	50	—
Commercial lines	206	188	9.6
Homeowners	1,042	942	10.6
Other personal lines	298	278	7.2

	5,471	5,280	3.6
IVANTAGE
Standard auto	285	286	(0.3)
Non-standard auto	41	19	115.8
Involuntary auto	9	—	—
Homeowners	110	108	1.9
Other personal lines	20	20	—

	465	433	7.4
ALLSTATE PROTECTION	5,936	5,713	3.9
DISCONTINUED LINES AND COVERAGES	1	3	(66.7)

PROPERTY-LIABILITY	$5,937	$5,716	3.9

THE ALLSTATE CORPORATION
PROPERTY-LIABILITY
NET RATE CHANGES APPROVED

	Three Months Ended March 31, 2003
	# of States	Weighted Average Rate Change (%)
ALLSTATE BRAND
Standard Auto	18	7.3
Non-standard Auto	6	4.7
Homeowners	12	8.6
IVANTAGE
Standard Auto (Encompass)	22	6.5
Non-standard Auto (Deerbrook)	3	15.0
Homeowners (Encompass)	22	12.4

*
The increase in Premiums written is due to rates taken in 2003 and 2002. The rate of decline in policies in force slowed due to modest gains in agency productivity, such as new sales and retention.

THE ALLSTATE CORPORATION
ALLSTATE PROTECTION MARKET SEGMENT ANALYSIS

	Three Months Ended March 31,
($ in millions)	Est. 2003	2002	Est. 2003	2002	Est. 2003	2002	Est. 2003	2002
	Premiums Earned		Loss Ratio		Loss Ratio Excluding the Effect of CAT Losses		Expense Ratio
ALLSTATE BRAND
Standard auto	$3,240	$3,094	71.5	74.4	71.5	73.9
Non-standard auto	548	625	75.2	75.5	75.2	75.4
Homeowners	1,174	1,007	56.6	85.0	47.6	76.7
Other (2)	556	522	68.0	77.0	65.3	76.2

Total Allstate-brand	5,518	5,248	68.4	76.8	66.2	74.8	23.3	21.8
IVANTAGE
Standard auto	296	300	73.6	77.0	73.6	77.3
Non-standard auto	36	13	83.3	92.3	83.3	92.3
Homeowners	121	116	64.5	81.0	55.4	75.0
Other (2)	26	24	53.8	(12.5)	50.0	(12.5)

Total Ivantage	479	453	71.0	73.7	68.5	72.4	30.5	31.3

ALLSTATE PROTECTION	$5,997	$5,701	68.6	76.6	66.4	74.7	23.9	22.6

(2)
Other includes involuntary auto, commercial lines and other personal lines.

THE ALLSTATE CORPORATION
PROPERTY-LIABILITY
EFFECT OF PRIOR YEAR RESERVE REESTIMATES ON THE COMBINED RATIO

	Three Months Ended March 31,
			Effect of Reserve Reestimates on the Combined Ratio
	Reserve Reestimates
(Pretax $ in millions)
	2003	2002	2003	Change
	Est.		Est.
Auto	$(32)	$78	(0.5)	(1.9)
Homeowners	14	150	0.2	(2.4)
Other	25	20	0.4	0.1

Allstate Protection	7	248	0.1	(4.2)
Discontinued Lines and Coverages	38	5	0.6	0.5

Property-Liability	$45	$253	0.7	(3.7)

Allstate Brand	$1	$248	—	(4.3)
Ivantage	6	—	0.1	0.1

Allstate Protection	$7	$248	0.1	(4.2)

*
Asbestos Reserves for Discontinued Lines and Coverages were increased due to new information received for two manufacturers in bankruptcy.

*
Incurred losses related to mold claims in Texas, have been:

	2003	2002	2001
First Quarter	$16	$119	$7
Second Quarter	—	103	25
Third Quarter	—	90	74
Fourth Quarter	—	14	78

Year to Date	$16	$326	184

THE ALLSTATE CORPORATION
ALLSTATE FINANCIAL PREMIUMS AND DEPOSITS

	Three Months Ended March 31,
($ in millions)	Est. 2003	2002 (3)	Percent Change
Life Products
Interest-sensitive life	$243	$247	(1.6)
Traditional	87	87	—
Other	152	135	12.6

Subtotal	482	469	2.8
Annuities
Fixed annuities	926	644	43.8
Immediate annuities	265	184	44.0
Variable annuities	389	607	(35.9)

Subtotal	1,580	1,435	10.1
Institutional Products
Indexed funding agreements	114	99	15.2
Funding agreements backing medium-term notes	235	698	(66.3)
Other	4	9	(55.6)

Subtotal	353	806	(56.2)
Bank deposits	81	80	1.3

Total	$2,496	$2,790	(10.5)

(3)
To conform to current period presentations, certain prior period balances have been reclassified.

THE ALLSTATE CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(In millions except par value data)	March 31, 2003	Dec. 31, 2002
	Est.
Assets
Investments
Fixed income securities, at fair value (amortized cost $74,226 and $72,123)	$79,480	$77,152
Equity securities, at fair value (cost $3,306 and $3,223)	3,688	3,683
Mortgage loans	6,165	6,092
Short-term	3,119	2,215
Other	1,530	1,508

Total investments	93,982	90,650
Cash	390	462
Premium installment receivables, net	4,094	4,075
Deferred policy acquisition costs	4,288	4,385
Reinsurance recoverables, net	2,899	2,883
Accrued investment income	994	946
Property and equipment, net	981	989
Goodwill	930	927
Other assets	1,151	984
Separate Accounts	10,553	11,125

Total assets	$120,262	$117,426

Liabilities
Reserve for property-liability insurance
claims and claims expense	$16,772	$16,690
Reserve for life-contingent contract benefits	10,544	10,256
Contractholder funds	41,820	40,751
Unearned premiums	8,566	8,578
Claim payments outstanding	650	739
Other liabilities and accrued expenses	8,891	7,150
Deferred income taxes	276	259
Short-term debt	120	279
Long-term debt	3,943	3,961
Separate Accounts	10,553	11,125

Total liabilities	102,135	99,788

Mandatorily Redeemable Preferred Securities of Subsidiary Trust	200	200
Shareholders' equity
Preferred stock, $1 par value, 25 million shares authorized, none issued	—	—
Common stock, $.01 par value, 2 billion shares authorized and 900 million issued, 704 million and 702 million shares outstanding	9	9
Additional capital paid-in	2,608	2,599
Retained income	20,087	19,584
Deferred compensation expense	(251)	(178)
Treasury stock, at cost (196 million and 198 million shares)	(6,255)	(6,309)
Accumulated other comprehensive income:
Unrealized net capital gains and losses and net gains and losses on derivative financial instruments	2,590	2,602
Unrealized foreign currency translation adjustments	(41)	(49)
Minimum pension liability adjustment	(820)	(820)

Total accumulated other comprehensive income	1,729	1,733

Total shareholders' equity	17,927	17,438

Total liabilities and shareholders' equity	$120,262	$117,426

Definitions of Non-GAAP and Operating Measures

        We believe that investors' understanding of Allstate's performance is enhanced by our disclosure of the following non-GAAP financial measures. Our method of calculating these measures may differ from those used by other companies and therefore comparability may be limited.

        Operating income is "Income before dividends on preferred securities and cumulative effect of change in accounting principle, after-tax" excluding the effects of Realized capital gains and losses, after-tax, and Gain on disposition of operations, after-tax. We use this measure and we believe that it is useful to investors because it excludes the net effect of Realized capital gains and losses, which are volatile between periods and because investors often exclude such data when evaluating the performance of insurers. In this computation we exclude Realized capital gains and losses, after-tax, net of the effects of Allstate Financial's deferred policy acquisition cost amortization and additional future policy benefits only to the extent that such effects resulted from the recognition of Realized capital gains and losses. We believe that using this information along with net income provides for a more complete analysis of results of operations. Net income is the most directly comparable GAAP measure. The following is a reconciliation of operating income to Net income for the first quarter of 2002 and 2003.

	Consolidated		Per diluted share
(in millions, except per share data)
	2003	2002	2003	2002
Operating income	$673	$488	$0.95	$0.68
Realized capital gains and losses	(2)	(103)
Reclassification of DAC amortization	(14)	6
Income tax benefit (expense)	11	33

Realized capital gains and losses, after-tax	(5)	(64)	(0.01)	(0.09)
Gain on disposition of operations, after-tax	—	5	—	0.01
Dividends on preferred securities of subsidiary trust(s), after-tax	(3)	(3)	—	—
Cumulative effect of change in accounting principle, after-tax	—	(331)	—	(0.46)

Net income (loss)	$665	$95	$0.94	$0.14

	Property-Liability		Allstate Financial		Consolidated
(in millions)
	2003	2002	2003	2002	2003	2002
Operating income	$618	$374	$82	$143	$673	$488
Realized capital gains and losses	37	(15)	(39)	(87)	(2)	(103)
Reclassification of DAC amortization	—	—	(14)	6	(14)	6
Income tax benefit (expense)	(10)	3	21	29	11	33

Realized capital gains and losses, after-tax	27	(12)	(32)	(52)	(5)	(64)
Gain on disposition of operations, after-tax	—	5	—	—	—	5
Dividends on preferred securities of subsidiary trust(s), after-tax	—	—	—	—	(3)	(3)
Cumulative effect of change in accounting principle, after-tax	—	(48)	—	(283)	—	(331)

Net income (loss)	$645	$319	$50	$(192)	$665	$95

        In this press release, we provide guidance of operating income per diluted share for 2003 (excluding restructuring charges and assuming a level of average expected catastrophe losses used in pricing). A reconciliation of Operating income per diluted share to Net income is not accessible on a forward-looking basis because it is not possible to provide a reliable forecast of Realized capital gains and losses, which can vary substantially from one period to another and may have a significant impact on Net income. Because a forecast of Realized capital gains and losses is not accessible, neither is a forecast of the effects of Realized capital gains and losses on DAC amortization, additional future policy benefits and income tax benefits. A variance in these effects also could have a significant impact on Net income. The other reconciling items between Operating income and Net income on a forward-looking basis are Gains

(loss) on disposition of operations after-tax which is assumed to be zero in 2003 and Dividends on preferred securities of subsidiary trusts, which are estimated to be $0.02 per diluted share for 2003.

        We also compute Operating income excluding restructuring where Operating income is adjusted to exclude the after tax effects of restructuring charges. We use this measure to compare Operating income to our projected Operating income per diluted share for 2003 which excludes restructuring charges because a forecast is not accessible. The following table reconciles Operating income to Operating income excluding restructuring for the first quarter of 2003 and 2002.

	Consolidated		Per diluted share
($ in millions, except per share amounts)
	2003	2002	2003	2002
Operating income	$673	$488	$0.95	$0.68
Restructuring charges, net of tax	15	13	0.03	0.02

Operating income, excluding restructuring	$688	$501	$0.98	$0.70

        Underwriting income is Premiums earned, less claims and claims expense and underwriting expenses as determined using GAAP. We exclude the effects of Net investment income, Realized capital gains and losses and other items in order to analyze the profitability of the insurance business without taking into account any investment results and because investors often exclude such data when evaluating the performance of insurers. We believe that using this information along with Net income provides investors with a more complete analysis of results of operations. Net income is the most directly comparable GAAP measure. A reconciliation of Property-Liability Underwriting income to Net income is provided in the Segment results table.

        Operating income return on equity is a ratio we calculate using non-GAAP measures. It is calculated by dividing the rolling 12-month operating income by the average of the beginning and end of the 12-month period shareholders' equity after excluding the after-tax effect of unrealized net capital gains. We use it to supplement our evaluation of net income and return on equity and because investors often use this measure when evaluating the performance of insurers. It enhances investor understanding by eliminating the after-tax effects of realized and unrealized capital gains and losses and the cumulative effect of changes in accounting, which can fluctuate significantly. Return on Equity is the most directly comparable GAAP measure. The following table shows the two computations.

	For the twelve months ended March 31,
($ in millions)
	Est. 2003	2002
Return on equity
Numerator:
Net income	$1,704	$753

Denominator:
Beginning shareholders' equity	16,887	17,544
Ending shareholders' equity	17,927	16,887
Average shareholders' equity	$17,407	$17,216

ROE	9.8%	4.4%

Operating income return on equity
Numerator:
Operating income	$2,260	$1,428

Denominator:
Beginning shareholders' equity	16,887	17,544
Unrealized net capital gains	1,606	1,903

Adjusted beginning shareholders' equity	15,281	15,641
Ending shareholders' equity	17,927	16,887
Unrealized net capital gains	2,590	1,606

Adjusted ending shareholders' equity	15,337	15,281
Average shareholders' equity	$15,309	$15,461

Operating income ROE	14.8%	9.2%

Operating Measures

        We believe that investors' understanding of Allstate's performance is enhanced by our disclosure of the following operating financial measures. Our method of calculating these measures may differ from that used by other companies and therefore comparability may be limited.

        Premiums written is the amount of premiums charged for policies issued during a fiscal period. Premiums earned is a GAAP measure. Premiums are considered earned and are included in financial results on a pro-rata basis over the policy period. The portion of premiums written applicable to the unexpired terms of the policies is recorded as unearned premiums on our Consolidated Statements of Financial Position.

        The following table presents a reconciliation of premiums written to premiums earned for the three months ended March 31.

(in millions)	2003	2002
Premiums written	$5,937	$5,716
(Increase) decrease in Unearned Premiums	22	(9)
Other	40	(3)

Premiums earned	$5,999	$5,704

        Premiums and deposits is an operating measure that we use to analyze production trends for Allstate Financial sales. It includes premiums on insurance policies and annuities and all deposits and other funds received from customers on deposit-type products, which we account for as liabilities rather than as revenue, including the net new deposits of Allstate Bank.

        The following table illustrates where Premiums and deposits are reflected in the consolidated financial statements.

For the three months ended March 31, (in millions)	2003	2002
Life and annuity premiums(1)	$412	$308
Deposits to contractholder funds, separate accounts and other	2,084	2,482

Total Premiums and deposits	$2,496	$2,790

(1)
Life and annuity contract charges in the amount of $227 million and $230 million for the three months ended March 31, 2003 and 2002, respectively, which are also revenues recognized for GAAP, have been excluded from the table above, but are a component of the Consolidated Statements of Operations line item Life and annuity premium and contract charges.

        New sales of financial products by Allstate exclusive agencies is an operating measure that we use to quantify the current year sales of financial products by the Allstate proprietary distribution channel. New sales of financial products by Allstate exclusive agencies includes annual premiums on new insurance policies, initial premiums and deposits on annuities, deposits in the Allstate Bank, sales of other company's mutual funds, and generally excludes renewal premiums.

        This press release contains forward-looking statements about our operating income for 2003, DAC amortization, increases in policies in force and rate changes in our Property-Liability business. These statements are subject to the Private Securities Litigation Reform Act of 1995 and are based on management's estimates, assumptions and projections. Actual results may differ materially from those projected in the forward-looking statements for a variety of reasons. Projected weighted average rate changes in our Property-Liability business may be lower than projected due to a decrease in the number of policies in force. Loss costs in our Property-Liability business, including losses due to catastrophes such as hurricanes and earthquakes, may exceed management's projections. Competitive pressures could lead to sales of Property-Liability products, including private passenger auto and homeowners insurance, that are lower than we have projected, due to our increased prices and our modified underwriting practices. Investment income may not meet management's projections due to poor stock market performance or lower returns on the fixed income portfolio due to worsening credit conditions. Significantly lower interest rates and equity markets could increase DAC amortization, reduce contract charges, the DAC asset, investment margins and the profitability of the Allstate Financial segment. We encourage you to review the other risk factors facing Allstate that we disclosed in our Notice of Annual Meeting and Proxy Statement dated March 28, 2003. We undertake no obligation to publicly correct or update any forward-looking statements. This press release contains unaudited financial information.

        The Allstate Corporation (NYSE: ALL) is the nation's largest publicly held personal lines insurer. Widely known through the "You're In Good Hands With Allstate®" slogan, Allstate provides insurance products to more than 16 million households and has approximately 12,300 exclusive agents and financial specialists in the U.S. and Canada. Customers can access Allstate products and services through Allstate agents, or in select states at allstate.com and 1-800-Allstate®. EncompassSM and Deerbrook® Insurance brand property and casualty products are sold exclusively through independent agents. Allstate Financial Group includes the businesses that provide life and supplemental insurance, retirement, banking and investment products through distribution channels that include Allstate agents, independent agents, and banks and securities firms.

        We post an interim investor supplement on our web site. You can access it by going to allstate.com and clicking on "About Allstate." From there, go to the "Find Financial Information" button. We will post additional information to the supplement over the next 30 days as it becomes available.

Contact:	Michael Trevino Media Relations (847) 402-5600
Robert Block, Larry Moews, Phil Dorn Investor Relations (847) 402-2800

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